American Mutual Fund, Inc.
333 S. Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$144,295
Class B	$3,824
Class C	$4,156
Class F	$4,443
Total	$156,718
Class 529-A	$1,617
Class 529-B	$188
Class 529-C	$290
Class 529-E	$74
Class 529-F	$39
Class R-1	$76
Class R-2	$634
Class R-3	$1,553
Class R-4	$483
Class R-5	$2,383
Total	$7,337

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2700
Class B	$0.1649
Class C	$0.1582
Class F	$0.2659
Class 529-A	$0.2603
Class 529-B	$0.1481
Class 529-C	$0.1495
Class 529-E	$0.2182
Class 529-F	$0.2854
Class R-1	$0.1544
Class R-2	$0.1562
Class R-3	$0.2171
Class R-4	$0.2559
Class R-5	$0.2969

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	546,912
Class B	23,800
Class C	26,978
Class F	16,971
Total	614,661
Class 529-A	6,633
Class 529-B	1,334
Class 529-C	2,028
Class 529-E	362
Class 529-F	174
Class R-1	528
Class R-2	4,339
Class R-3	7,484
Class R-4	1,945
Class R-5	8,548
Total	33,375

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$27.57
Class B	$27.38
Class C	$27.34
Class F	$27.50
Class 529-A	$27.53
Class 529-B	$27.45
Class 529-C	$27.45
Class 529-E	$27.47
Class 529-F	$27.56
Class R-1	$27.41
Class R-2	$27.38
Class R-3	$27.44
Class R-4	$27.52
Class R-5	$27.57